Super Micro Computer, Inc. Announces Receipt of Non-Compliance Letter from Nasdaq

SAN JOSE, Calif., September 20, 2024 -- Super Micro Computer, Inc. (NASDAQ:SMCI) (“SMCI” or the “Company”), a Total IT Solution Provider for AI, Cloud, Storage and 5G/Edge, today announced that the Company received a notification letter from Nasdaq stating that the Company is not in compliance with Nasdaq listing rule 5250(c)(1), which requires timely filing of reports with the U.S. Securities and Exchange Commission. The September 17, 2024 letter was sent as a result of the Company’s delay in filing its Annual Report on Form 10-K for the period ending June 30, 2024 (the “Form 10-K”). The Form 10-K was due on August 29, 2024. The Company filed a Form 12b-25 on August 30, 2024.

The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Select Market. Under the Nasdaq rules, the Company has 60 days from the date of the notice either to file the Form 10-K or to submit a plan to Nasdaq to regain compliance with Nasdaq’s listing rules. If a plan is submitted and accepted, the Company could be granted up to 180 days from the Form 10-K’s due date to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.

About Super Micro Computer, Inc.
Supermicro (NASDAQ: SMCI) is a global leader in Application-Optimized Total IT Solutions. Founded and operating in San Jose, California, Supermicro is committed to delivering first to market innovation for Enterprise, Cloud, AI, and 5G Telco/Edge IT Infrastructure. We are a Total IT Solutions Provider with server, AI, storage, IoT, switch systems, software, and support services. Supermicro's motherboard, power, and chassis design expertise further enable our development and production, enabling next generation innovation from cloud to edge for our global customers. Our products are designed and manufactured in-house (in the US, Taiwan, and the Netherlands), leveraging global operations for scale and efficiency and optimized to improve TCO and reduce environmental impact (Green Computing). The award-winning portfolio of Server Building Block Solutions® allows customers to optimize for their exact workload and application by selecting from a broad family of systems built from our flexible and reusable building blocks that support a comprehensive set of form factors, processors, memory, GPUs, storage, networking, power, and cooling solutions (air-conditioned, free air cooling or liquid cooling).

Supermicro, Server Building Block Solutions, and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

Investor Relations Contact:
Nicole Noutsios
email : ir@supermicro.com